EXHIBIT 4.1

SCHEDULE OF TRANSACTIONS

The following table sets forth all transactions of Class A Stock effected by the Reporting Person since the filing of Amendment No. 2 on May 31, 2024.

Nature of Transaction	Title of Security	Date	Shares of Class A Stock Sold/Transferred	Average Price Per Share	Gross Proceeds	Total Shares of Class A Stock Remaining
Sale	Class A Stock	12/27/2024	15,904	$12.27	$195,142	12,424,738
Sale	Class A Stock	12/30/2024	9,077	$12.06	$109,448	12,415,661
Sale	Class A Stock	12/31/2024	14,072	$12.06	$169,652	12,401,589
Sale	Class A Stock	1/2/2025	140	$12.02	$1,683	12,401,449
Sale	Class A Stock	1/3/2025	18,014	$11.72	$211,211	12,383,435
Sale	Class A Stock	1/6/2025	10,029	$11.65	$116,806	12,373,406
Sale	Class A Stock	1/15/2025	8,857	$11.18	$99,047	12,364,549
Sale	Class A Stock	1/16/2025	23,907	$11.27	$269,539	12,340,642
Sale	Class A Stock	1/17/2025	7,861	$11.36	$89,292	12,332,781
Sale	Class A Stock	1/21/2025	12,901	$11.35	$146,401	12,319,880
Sale	Class A Stock	1/22/2025	10,557	$11.38	$120,110	12,309,323
Sale	Class A Stock	1/23/2025	16,470	$11.38	$187,363	12,292,853
Sale	Class A Stock	1/24/2025	10,161	$11.26	$114,426	12,282,692
Sale	Class A Stock	1/27/2025	13,317	$11.19	$149,064	12,269,375
Sale	Class A Stock	1/28/2025	11,475	$11.32	$129,923	12,257,900
Sale	Class A Stock	1/29/2025	9,907	$11.25	$111,496	12,247,993
Sale	Class A Stock	1/30/2025	10,587	$11.13	$117,801	12,237,406
Sale	Class A Stock	1/31/2025	4,405	$11.03	$48,608	12,233,001
Sale	Class A Stock	2/11/2025	7,806	$11.36	$88,651	12,225,195
Sale	Class A Stock	2/12/2025	2,386	$11.07	$26,413	12,222,809